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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2003, related to the consolidated financial statements of Firstwave Technologies, Inc., which appears in the Company's Annual Report on Form 10-K as of and for the years ended December 31, 2002 and 2001. We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2003 relating to the financial statements of Connect-Care, LLC, as of and for the year ending December 31, 2002, which appears in the Company's Form 8-K/A dated March 7, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
March 17, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS